MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 737-8117  Facsimile: (604) 714-5916
Website:   www.ellisfoster.com
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use of our report dated March 28, 2005, with respect to the financial statements, for the year ended December 31, 2004, included in the filing of the Annual Report Form 10 KSB, dated March 31, 2005, of ATM Financial Corp.



                                              "MOORE STEPHENS ELLIS FOSTER LTD."


Vancouver, British Columbia                        Chartered Accountants
Canada
March 31, 2005



MSEFA partnership of incorporated professionals
     An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited
     - members in principal cities throughout the world